Exhibit 99.1
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This item summarizes significant factors affecting the Company’s consolidated operating results, financial condition and liquidity for the three-year period ended December 31, 2006. This section should be read in conjunction with the Company’s consolidated financial statements and related notes as of and for the years ended December 31, 2006, 2005 and 2004 as included herein.
Description of the Business
Visteon is a leading global supplier of climate, interiors, electronics and other automotive systems, modules and components to vehicle manufacturers as well as the automotive aftermarket. The Company sells to the world’s largest vehicle manufacturers including BMW, DaimlerChrysler, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Peugeot, Renault-Nissan, Toyota and Volkswagen. The Company has a broad network of manufacturing, technical engineering and joint venture operations throughout the world, supported by approximately 45,000 employees dedicated to the design, development, manufacture and support of its product offering and its global customers.
Visteon was incorporated in Delaware in January 2000 as a wholly-owned subsidiary of Ford Motor Company (“Ford” or “Ford Motor Company”). Subsequently, Ford transferred the assets and liabilities comprising its automotive components and systems business to Visteon. The Company separated from Ford on June 28, 2000 when all of the Company’s common stock was distributed by Ford to its shareholders.
On May 24, 2005, the Company and Ford entered into a non-binding Memorandum of Understanding (“MOU”), setting forth a framework for the transfer of 23 North American facilities and related assets and liabilities (the “Business”) to a Ford-controlled entity. In September 2005, the Company and Ford entered into several definitive agreements, and the Company completed the transfer of the Business to Automotive Components Holdings, LLC (“ACH”), an indirect, wholly-owned subsidiary of the Company.
On June 30, 2005, following the signing of the MOU, the Company classified the manufacturing facilities and associated assets, including inventory, machinery, equipment and tooling, to be sold as “held for sale.” The liabilities to be assumed or forgiven by Ford pursuant to the ACH Transactions, including employee liabilities and postemployment benefits payable to Ford, were classified as “Liabilities associated with assets held for sale” in the Company’s consolidated balance sheet following the signing of the MOU. Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires long-lived assets that are considered “held for sale” to be measured at the lower of their carrying value or fair value less cost to sell and future depreciation of such assets is ceased. During the second quarter of 2005, the Company recorded a non-cash impairment charge of $920 million to write-down those assets considered “held for sale” to their aggregate estimated fair value less cost to sell. Fair values were determined primarily based on prices for similar groups of assets determined by third-party valuation firms and management estimates.
On October 1, 2005, Ford acquired from Visteon all of the issued and outstanding shares of common stock of the parent of ACH in exchange for Ford’s payment to the Company of approximately $300 million, forgiveness of certain other postretirement employee benefit (“OPEB”) liabilities and other obligations relating to hourly employees associated with the Business, and the assumption of certain other liabilities with respect to the Business (together, the “ACH Transactions”). Additionally, on October 1, 2005, Ford acquired from the Company warrants to acquire 25 million shares of the Company’s common stock and agreed to provide funds to be used in the Company’s further restructuring.
The Business accounted for approximately $6.1 billion of the Company’s total 2005 product sales, the majority being products sold to Ford. Also, the transferred facilities included all of the Company’s plants that leased hourly workers covered by Ford’s Master Agreement with the UAW. The ACH Transactions addressed certain strategic and structural challenges of the business, although the Company expects additional restructuring activities and business improvement actions will be needed in the foreseeable future for the Company to achieve sustainable success in an increasingly challenging environment.

Business Strategy
By leveraging the Company’s extensive experience, innovative technology and geographic strengths, the Company aims to grow leading positions in its key climate, interiors and electronics product groups and to improve overall margins, long-term operating profitability and cash flows. To achieve these goals and respond to industry factors and trends, the Company is working to improve its operations, restructure its business, and achieve profitable growth.
Visteon has embarked upon a multi-phase, multi-year plan to implement this strategy. A significant milestone in this long-term plan was the successful completion of the ACH Transactions with Ford on October 1, 2005. Although the ACH Transactions resulted in a significant reduction in the Company’s total sales (the business constituted approximately $6 billion in 2005 sales through the date of the transaction), this business was loss making and the Company’s ability to improve profitability was significantly restricted given the inflexible operating arrangements. Further, pursuant to this transaction, the Company transferred all master Ford-UAW employees to ACH including full relief of approximately $2.2 billion of related postretirement employee obligations and received cash funding for future restructuring actions with the establishment of a $400 million escrow account funded by Ford under the terms of the Escrow Agreement.
Organizational Structure
The Company views its organizational structure as an important enabler of its business strategy. Accordingly, and in late 2005, the Company announced a new operating structure to manage the business following the ACH Transactions. The new organizational structure was designed to achieve a global product focus and a regional customer focus. The global product focus is achieved through a product group structure, which provides for financial and operating responsibility over the design, development and manufacture of the Company’s product portfolio. The regional customer focus is achieved through a customer group structure, which provides for the marketing, sales and service of the Company’s product portfolio to its customer base. Additionally, certain functions such as procurement, information technology and other administrative activities are managed on a global basis with regional deployment.
In 2006 the Company completed the process of realigning systems and reporting structures to facilitate financial reporting under the revised organizational structure. During the first quarter of 2007 the Company revised the composition of its reportable segments to reflect the alignment of its South American operations with their respective global product groups. Accordingly, the segment disclosures have been updated to reflect the current operating structure and comparable prior period data has been revised.
The Company’s reportable segments are as follows:
Climate — The Company’s Climate product group includes facilities that primarily manufacture air handling modules, powertrain cooling modules, climate controls, heat exchangers, compressors, fluid transport, and engine induction systems. The Climate segment accounted for approximately 26%, 25%, and 28% of the Company’s total net sales excluding ACH and intra-product group eliminations in 2006, 2005 and 2004, respectively.
Electronics — The Company’s Electronics product group includes facilities that primarily manufacture audio systems, infotainment systems, driver information systems, powertrain and feature control modules, electronic climate controls and lighting. The Electronics segment accounted for approximately 28%, 30% and 36% of the Company’s total net sales excluding ACH and intra-product group eliminations in 2006, 2005 and 2004, respectively.
Interiors — The Company’s Interior product group includes facilities that primarily manufacture instrument panels, cockpit modules, door trim and floor consoles. The Interiors segment accounted for approximately 25%, 27% and 19% of the Company’s total net sales excluding ACH and intra-product group eliminations in 2006, 2005 and 2004, respectively.
Other — The Company’s Other product group includes facilities that primarily manufacture fuel products, chassis products, powertrain products, alternators and starters, as well as parts sold and distributed to the automotive aftermarket. The Other segment accounted for approximately 16%, 17% and 18% of the Company’s total net sales excluding ACH and intra-product group eliminations in 2006, 2005 and 2004, respectively.

Services — The Company’s Services Operations supply leased personnel and transition services as required by certain agreements entered into by the Company with ACH as a part of the ACH Transactions. Pursuant to the Master Services Agreement and the Salaried Employee Lease Agreement, the Company agreed to provide ACH with certain information technology, personnel and other services to enable ACH to conduct its business. Services to ACH are provided at a rate approximately equal to the Company’s cost until such time the services are no longer required by ACH or the expiration of the related agreement. Services accounted for approximately 5% and 1% of the Company’s total net sales, excluding ACH and intra-product group eliminations in 2006 and 2005, respectively.
2006 Overview and Financial Results
The automotive industry remains challenging in North America and Europe, with continued market share pressures concentrated with U.S. vehicle manufacturers. While the ACH Transactions significantly reduced the Company’s exposure to Ford’s North America vehicle production, Ford remains an important customer, accounting for 45% of the Company’s 2006 product sales. However, Ford North America production volumes decreased by approximately 300,000 units or 10% during 2006, which was partially offset by an increase in Ford Europe production volume. Further, the Company has significant content on certain key Nissan vehicles produced for the North American market and PSA Peugeot Citroen and Renault-Nissan vehicles produced for the European market, all of which posted year-over-year production declines. The Company’s net product sales and gross margin for the year ended December 31, 2006 were pressured by these vehicle production declines, unfavorable vehicle mix, a weakening aftermarket business in North America and deteriorating performance of certain Western European manufacturing facilities. These pressures were partially offset by net sales increases associated with new business launches and continued growth in the Company’s Asia Pacific operations.
Net Sales
During the year ended December 31, 2006, the Company recorded total net sales of $11.4 billion, including product sales of $10.9 billion and services sales of $547 million, representing a decrease of $5.6 billion or 33% when compared to the same period of 2005. The ACH Transactions resulted in a decrease in product sales of $6.1 billion, which was partially offset by an increase in revenues of $383 million for services provided to ACH.
Following the ACH Transactions, the Company’s regional sales mix has become more balanced, with a greater percentage of product sales outside of North America. The Company believes that it is well positioned globally, with a diversifying customer base. Although Ford remains the Company’s largest customer, the Company has been steadily diversifying its sales with growing OEMs. Product sales to Ford were $4.9 billion, or 45% of total product sales and $10.4 billion, or 62% of total product sales for the years ended December 31, 2006 and 2005, respectively.
In late 2006, Ford announced further reductions in North America vehicle production for the remainder of 2006 and into 2007. Continued declines in Ford’s vehicle production could materially affect the Company’s operating results, and the Company continues to work with other vehicle manufacturers to further its sales growth and diversification. During 2006, the Company was awarded new forward year programs across all of its product groups by other vehicle manufacturers as well as Ford. These new programs will further diversify the Company’s sales base in future years.
Gross Margin
The Company’s gross margin was $734 million in 2006, compared with $534 million in 2005, representing an increase of $200 million or 37%. The increase in gross margin was attributable to efficiencies achieved through manufacturing, purchasing and ongoing restructuring efforts and certain one-time cost benefits, including postretirement benefit relief resulting from the assumption of such obligation by Ford related to Company employees transferred to Ford in connection with two ACH manufacturing facilities. These favorable items were partially offset by the unfavorable impact of lower Ford North America vehicle production, unfavorable product mix, and lower vehicle production volume of other customers.
The Company continues to take actions to lower its manufacturing costs by increasing its focus on production utilization and related investment, closure and consolidation of facilities and relocation of production to lower cost environments to take further advantage of its global manufacturing footprint. The Company has consolidated its regional purchasing activities into a global commodity driven organization to provide increased spending leverage and to further standardize its production and related material purchases. The Company has increased its focus and financial discipline in the evaluation of and bidding on new customer programs to improve operating margins and continues to take actions to address lower margin customer programs.

Restructuring Activities
In January 2006, the Company announced a multi-year improvement plan designed to further restructure the business and improve profitability. This improvement plan identified certain underperforming and non-strategic facilities that require significant restructuring or potential sale or exit, as well as other infrastructure and cost reduction initiatives. This improvement plan is expected to have a cumulative cash cost of approximately $430 million, of which $340 million is expected to be reimbursed from the escrow account. Additionally, the Company anticipates that the multi-year improvement plan will generate up to approximately $400 million of per annum savings when completed.
As part of this multi-year improvement plan, the Company originally identified 23 facilities that were targeted for closure, divestiture or actions to improve profitability. During 2006, the Company identified an additional 7 facilities, bringing the total number of facilities targeted for closure, divestiture or actions to improve profitability under the multi-year improvement plan to 30. The Company substantially completed actions related to 11 operations during the year-ended December 31, 2006. The Company continues to evaluate alternative courses of action related to the remaining 19 facilities, including the possibility of divestiture, closure or renegotiated commercial and/or labor arrangements. However, there is no assurance that a transaction or other arrangement will occur in the near term or at all. The Company’s ultimate course of action for these facilities will be dependent upon that which provides the greatest long-term return to shareholders. Generally, expenses related to the multi-year improvement plan are recorded as elements of the plan are finalized and the timing of activities and the amount of related costs are not likely to change.
In light of current and expected near-term vehicle production levels by the Company’s key customers, on October 31, 2006 the Company announced a plan to reduce its salaried workforce by 900 people. As of December 31, 2006 the Company had taken action on approximately 800 salaried positions at a cost of approximately $19 million. The Company expects to complete the salaried workforce reduction during 2007 as additional elements of the plan are finalized and related actions become probable of occurrence.
Throughout 2006, the Company continued to perform organizational restructuring activities to build its engineering capability in more competitive cost locations, and re-examine its current third-party supplier arrangements for purchased services to further reduce the Company’s administrative and engineering costs.
While the Company continues its efforts to improve its operations, restructure its business, and achieve profitable growth, there can be no assurances that the results of these efforts alone will be sufficient to address the impact of current industry and market trends. The Company will continue to monitor such industry and market trends taking action as necessary, including, but not limited to, additional restructuring activities and global capacity rationalization.
Debt and Capital Structure
The Company monitors and evaluates its debt and capital structure on an ongoing basis and in consideration of liquidity needs and capital market conditions enters into transactions designed to enhance liquidity, improve financial flexibility and reduce associated costs of capital. Accordingly, the Company entered into the following transactions during 2006.
On January 9, 2006, the Company closed on an 18-month secured term loan (the “18-Month Term Loan”) in the amount of $350 million to replace the Company’s $300 million secured short-term revolving credit agreement that expired on December 15, 2005. The 18-Month Term Loan was made a part of the Company’s existing Five-Year Revolving Credit Facility agreement, which was to expire in June 2007.
On June 13, 2006, the Company entered into a credit agreement with a syndicate of third-party lenders to provide for an $800 million seven-year secured term loan. The proceeds from that loan were used to repay borrowings and interest under the $350 million 18-Month Term Loan, the $241 million five-year term loan, and amounts outstanding under the Five-Year Revolving Credit Facility. Subsequent to closing on the new term loan, the Company initiated open market purchases of its 8.25% notes due 2010. The Company purchased $150 million of the 8.25% notes at an all-in weighted cost of 94.16% of par, resulting in a gain on early extinguishment of approximately $8 million. On November 27, 2006 the Company increased the seven-year term loan by $200 million, for a total of $1 billion outstanding as of December 31, 2006.

Effective August 14, 2006, the Company entered into a European accounts receivable securitization facility that extends until August 2011 and provides up to $325 million in funding from the sale of certain customer trade account receivables originating from Company subsidiaries located in Germany, Portugal, Spain, France and the U.K. Availability of funding depends primarily upon the amount of trade accounts receivable, reduced by outstanding borrowings on the facility and other characteristics of those receivables that affect their eligibility (such as bankruptcy or the grade of the obligor, delinquency and excessive concentration). As of December 31, 2006, approximately $207 million of the Company’s transferred receivables were considered eligible for borrowing under this facility, of which $76 million was outstanding and $131 million was available for funding.
On August 14, 2006, the Company entered into a revolving credit agreement (“Revolving Credit Agreement”) with a syndicate of financial institutions to provide for up to $350 million in secured revolving loans. The Revolving Credit Agreement replaced the Company’s Five-Year Revolving Credit Facility agreement that was to expire in June 2007. The Revolving Credit Agreement, which expires on August 14, 2011, allows for available borrowings of up to $350 million. The amount of availability at any time is dependent upon various factors, including outstanding letters of credit, the amount of eligible receivables, inventory and property and equipment. Borrowings under the Revolving Credit Agreement bear interest based on a variable rate interest option selected at the time of borrowing.
Future maturities of the Company’s debt, including capital lease obligations, are as follows: 2007 - $100 million; 2008 — $42 million; 2009 — $22 million; 2010 — $553 million; 2011 — $19 million; thereafter — $1,492 million. In addition to debt service, the Company’s cash and liquidity needs will be affected by its efforts to improve operations, restructure the business and achieve profitable growth. Accordingly, the Company continues to explore opportunities to enhance liquidity, improve financial flexibility and reduce the long-term costs of capital.
Critical Accounting Estimates
The accompanying consolidated financial statements in Item 8 of this Annual Report on Form 10-K have been prepared in conformity with accounting principles generally accepted in the United States and, accordingly, the Company’s accounting policies have been disclosed in Note 2 to the consolidated financial statements. The Company considers an estimate to be a critical accounting estimate when:
•	The estimate involves matters that are highly uncertain at the time the accounting estimate is made; and
•	Different estimates or changes to an estimate could have a material impact on the reported financial position, changes in financial condition, or results of operations.
When more than one accounting principle, or the method of its application, is generally accepted, management selects the principle or method that it considers to be the most appropriate given the specific circumstances. Application of these accounting principles requires the Company’s management to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation, and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, management has made its best estimates and judgments of the amounts and disclosures included in the financial statements.
Pension Plans and Other Postretirement Employee Benefit Plans
Using appropriate actuarial methods and assumptions, the Company’s defined benefit pension and non-pension postretirement employee benefit plans are accounted for in accordance with Statement of Financial Accounting Standards No. 87 (“SFAS 87”), “Employers’ Accounting for Pensions,” and Statement of Financial Accounting Standards No. 106 (“SFAS 106”), “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively, and as amended by Statement of Financial Accounting Standards No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. Disability, early retirement and other postretirement employee benefits are accounted for in accordance with Statement of Financial Accounting Standards No. 112 (“SFAS 112”), “Employer Accounting for Postemployment Benefits.”
The determination of the Company’s obligation and expense for its pension and other postretirement employee benefits, such as retiree health care and life insurance, is dependent on the Company’s selection of certain assumptions used by actuaries in calculating such amounts. Selected assumptions are described in Note 14 “Employee Retirement Benefits” to the Company’s consolidated financial statements, which are incorporated herein by reference, including the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and health care costs.

In accordance with accounting principles generally accepted in the United States, actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods. Therefore, assumptions used to calculate benefit obligations as of the annual measurement date directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits under SFAS Nos. 87, 106, 112 and 158 as of December 31, 2006 are as follows:
•	Long-term rate of return on plan assets: The expected long-term rate of return is used to calculate net periodic pension cost. The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns. The expected long-term rate of return for pension assets has been chosen based on various inputs, including long-term historical returns for the different asset classes held by the Company’s trusts and its asset allocation, as well as inputs from internal and external sources regarding capital market returns, inflation and other variables. In determining its pension expense for 2006, the Company used long-term rates of return on plan assets ranging from 3% to 11% outside the U.S. and 8.5% in the U.S.
Actual returns on U.S. pension assets for 2006, 2005 and 2004 were 8%, 14% and 13%, respectively, compared to the expected rate of return assumption of 8.5%, 9% and 9% respectively, for each of those years. The Company’s market-related value of pension assets reflects changes in the fair value of assets over a five-year period, with a one-third weighting to the most recent year.
•	Discount rate: The discount rate is used to calculate pension and postretirement employee obligations. The discount rate assumption is based on market rates for a hypothetical portfolio of high-quality corporate bonds rated Aa or better with maturities closely matched to the timing of projected benefit payments for each plan at its annual measurement date. The Company used discount rates ranging from 2% to 10.75% to determine its pension and other benefit obligations as of December 31, 2006, including weighted average discount rates of 5.9% for U.S. pension plans, 4.9% for non-U.S. pension plans, and 5.9% for postretirement employee health care and life insurance plans.
•	Health care cost trend: For postretirement employee health care plan accounting, the Company reviews external data and Company specific historical trends for health care costs to determine the health care cost trend rate assumptions. In determining the projected benefit obligation for postretirement employee health care plans as of December 31, 2006, the Company used health care cost trend rates of 9.3%, declining to an ultimate trend rate of 5.0% in 2011.
While the Company believes that these assumptions are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect the Company’s pension and other postretirement employee benefit obligations and its future expense. The following table illustrates the sensitivity to a change in certain assumptions for Company sponsored U.S. and non-U.S. pension plans on its 2006 funded status and 2007 pre-tax pension expense (excludes certain salaried employees that are covered by a Ford sponsored plan):

	Impact on		Impact on
	U.S. 2007	Impact on	Non-U.S. 2007	Impact on
	Pre-tax Pension	U.S. Plan 2006	Pre-tax Pension	Non-U.S. Plan 2006
	Expense	Funded Status	Expense	Funded Status
25 basis point decrease in discount rate(a)	+$3 million	–$51million	+$9 million	–$73 million
25 basis point increase in discount rate(a)	–$3 million	+$49 million	–$9 million	+$69 million
25 basis point decrease in expected return on assets(a)	+$2 million		+$3 million
25 basis point increase in expected return on assets(a)	–$2 million		–$3 million

(a)	Assumes all other assumptions are held constant.

The following table illustrates the sensitivity to a change in the discount rate assumption related to Visteon sponsored postretirement employee health care and life insurance plans expense (excludes certain salaried that employees are covered by a Ford sponsored plan):

	Impact on 2007	Impact on Visteon
	Pre-tax OPEB	Sponsored Plan 2006
	Expense	Funded Status
25 basis point decrease in discount rate(a)	+$2 million	–$20 million
25 basis point increase in discount rate(a)	–$2 million	+$19 million

(a)	Assumes all other assumptions are held constant.
The following table illustrates the sensitivity to a change in the assumed health care trend rate related to Visteon sponsored postretirement employee health expense (excludes certain salaried employees that are covered by a Ford sponsored plan):

Total Service and
	Interest Cost	APBO
100 basis point increase in health care trend rate(a)	+$7 million	+$79 million
100 basis point decrease in health care trend rate(a)	–$6 million	–$66 million

(a)	Assumes all other assumptions are held constant.
Effective October 1, 2005 and in connection with the ACH Transactions, Ford relieved the Company of all liabilities associated with postretirement employee health care and life insurance related obligations for Visteon-assigned Ford-UAW employees and retirees and for salaried retirees who retired prior to May 24, 2005. The amount of benefit relief pursuant to the ACH transactions totaled $2.2 billion.
The Company continues to have a financial obligation to Ford for the cost of providing selected health care and life insurance benefits to certain Visteon salaried employees who retire after May 24, 2005. The health care and life insurance costs for these employees are calculated using Ford’s assumptions.
Impairment of Long-Lived Assets and Certain Identifiable Intangibles
Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) requires that long-lived assets and intangible assets subject to amortization are reviewed for impairment when certain indicators of impairment are present. Impairment exists if estimated future undiscounted cash flows associated with long-lived assets are not sufficient to recover the carrying value of such assets. Generally, when impairment exists the long-lived assets are adjusted to their respective fair values.
In assessing long-lived assets for an impairment loss, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Asset grouping requires a significant amount of judgment. Accordingly, facts and circumstances will influence how asset groups are determined for impairment testing. In assessing long-lived assets for impairment, management considered the Company’s product line portfolio, customers and related commercial agreements, labor agreements and other factors in grouping assets and liabilities at the lowest level for which identifiable cash flows are largely independent. Additionally, in determining fair value of long-lived assets, management uses appraisals, management estimates or discounted cash flow calculations.
Product Warranty and Recall
The Company accrues for warranty obligations for products sold based on management estimates, with support from the Company’s sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations.
The Company accrues for product recall claims related to potential financial participation in customers’ actions to provide remedies related primarily to safety concerns as a result of actual or threatened regulatory or court actions or the Company’s determination of the potential for such actions. The Company accrues for recall claims for products sold based on management estimates, with support from the Company’s engineering, quality and legal functions. Amounts accrued are based upon management’s best estimate of the amount that will ultimately be required to settle such claims.

Environmental Matters
The Company is subject to the requirements of federal, state, local and international environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. The Company is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste.
At the time of spin-off, the Company and Ford agreed on a division of liability for, and responsibility for management and remediation of, environmental claims existing at that time, and, further, that the Company would assume all liabilities for existing and future claims relating to sites that were transferred to it and its operation of those sites, including off-site disposal, except as otherwise specifically retained by Ford in the Master Transfer Agreement. In connection with the ACH Transactions, Ford agreed to re-assume these liabilities to the extent they arise from the ownership or operation prior to the spin-off of the locations transferred to ACH (excluding any increase in costs attributable to the exacerbation of such liability by the Company or its affiliates).
The Company is aware of contamination at some of its properties and relating to various third-party superfund sites at which the Company or its predecessor has been named as a potentially responsible party. The Company is in various stages of investigation and cleanup at these sites. At December 31, 2006, the Company had recorded a reserve of approximately $9 million for this environmental investigation and cleanup. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the Company’s control and which may change dramatically. Accordingly, although the Company believes its reserve is adequate based on current information, the Company cannot provide any assurance that its ultimate environmental investigation and cleanup costs and liabilities will not exceed the amount of its current reserve.
Income Taxes
The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance on deferred tax assets by tax jurisdiction when it is more likely than not that such assets will not be realized. Management judgment is required in determining the Company’s valuation allowance on deferred tax assets. Deferred taxes have been provided for the net effect of repatriating earnings from certain consolidated foreign subsidiaries.
Results of Operations
2006 Compared with 2005

	Sales			Gross Margin
	2006	2005	Change	2006	2005	Change
	(Dollars in Millions)
Climate	$3,123	$2,931	$192	$170	$175	$(5)
Electronics	3,408	3,615	(207)	364	316	48
Interiors	3,004	3,161	(157)	60	29	31
Other	1,942	2,022	(80)	63	55	8
Eliminations	(606)	(1,002)	396	—	—	—

Total products	10,871	10,727	144	657	575	82
Services	547	164	383	5	1	4

Total segments	11,418	10,891	527	662	576	86
Reconciling Items
ACH	—	6,085	(6,085)	—	(42)	42
Corporate	—	—	—	72	—	72

Total consolidated	$11,418	$16,976	$(5,558)	$734	$534	$200

Net Sales
The Company’s consolidated net sales decreased by approximately $5.6 billion or 33% during the year ended December 31, 2006 when compared to the same period of 2005. The ACH Transactions resulted in a decrease of $6.1 billion, which was partially offset by an increase in services revenues of $383 million. Excluding the ACH

Transactions and related eliminations and revenue from services provided to ACH, product sales decreased by $252 million. The decrease included favorable currency of $91 million year-over-year. Sales were significantly lower in North America reflecting decreased Ford vehicle production volume and unfavorable product mix, lower non-Ford vehicle production, principally Nissan products, and lower aftermarket sales. This decrease was partially offset by a significant sales increase in Asia Pacific. Higher Asia Pacific sales are partially attributable to new business launched in 2006.
Net sales for Climate were $3.1 billion in 2006, compared with $2.9 billion in 2005, representing an increase of $192 million or 7%. Continued growth in the Company’s Asia Pacific consolidated subsidiaries increased net sales by $307 million. This growth was primarily driven by new business, and included favorable currency of $70 million partially offset by customer price reductions. Net sales in North America were $115 million lower year-over-year. This decrease reflects lower Ford North America vehicle production volumes and unfavorable product mix, partially offset by the launch of a new manufacturing facility in Alabama. Net sales in Europe increased $41 million reflecting higher Ford European vehicle production volumes partially offset by lower production volumes by other customers.
Net sales for Electronics were $3.4 billion in 2006, compared with $3.6 billion in 2005, representing a decrease of $207 million or 6%. Vehicle production volume and mix decreased net sales by $153 million, primarily attributable to lower Ford and Nissan vehicle production volume and unfavorable product mix in North America and lower sales in Asia Pacific. This reduction was partially offset by higher Ford Europe vehicle production volume. Net customer price reductions offset by favorable currency of $24 million, primarily in South America, increased sales year-over-year.
Net sales for Interiors were $3.0 billion in 2006, compared with $3.2 billion in 2005, representing a decrease of $157 million or 5%. Vehicle production volume and product mix decreased net sales by $186 million. The decrease was attributable to lower Ford and Nissan vehicle production volume and unfavorable product mix in North America of $258 million and lower vehicle production by certain Europe OEM’s of $92 million, partially offset by increased sales in the Asia Pacific region of $163 million. The increase in Asia Pacific sales reflected increased pass-through sales at a consolidated joint venture. Net customer price reductions were more than offset by price increases resulting from favorable customer settlements, raw material cost recoveries, and product design actions. Favorable currency increased year-over-year sales by $5 million.
Net sales for Other was $1.9 billion in 2006, compared with $2.0 billion in 2005, representing a decrease of $80 million or 4%. Vehicle production volume and product mix decreased net sales by $85 million. Lower Ford vehicle production volume in North America, lower non-Ford vehicle production in Europe, and lower aftermarket sales decreased net sales by $125 million. This decrease was partially offset by higher vehicle production volume in Asia Pacific. Customer price reductions were more than offset by price increases resulting from favorable customer settlements, raw material cost recoveries, and product design actions. Unfavorable currency of $6 million, primarily in Europe, decreased sales year-over-year.
Services related to information technology, engineering, administrative and other business support services provided by the Company to ACH, pursuant to agreements associated with the October 1, 2005 ACH Transactions, were $547 million in 2006, compared with $164 million in 2005.
Gross Margin
The Company’s gross margin was $734 million in 2006, compared with $534 million in 2005, representing an increase of $200 million or 37%. The increase in gross margin is primarily attributable to OPEB and pension relief of $72 million related to the transfer of certain Visteon salaried employees supporting two ACH manufacturing facilities that were transferred to Ford in January 2006, lower depreciation and amortization expense of $73 million (primarily reflecting the impact of the 2005 asset impairments), the benefit of eliminating loss making operations transferred to ACH of $42 million, improved operating performance, and lower non-income based taxes (primarily reflecting a reserve adjustment of $23 million for the completion of regulatory tax audits and the lapse of certain statutory limitation periods). These increases were partially offset by unfavorable vehicle production volumes of $135 million, net customer price reductions, unfavorable currency of $17 million, and a one-time arbitration settlement of $9 million in excess of previously provided reserves.
Gross margin for Climate was $170 million in 2006, compared with $175 million in 2005, representing a decrease of $5 million or 3%. Although net sales increased during the year, unfavorable North America customer and product mix partially offset by continued growth of the Company’s Asia Pacific consolidated subsidiaries resulted in a net decrease in gross margin of $7 million. Material and manufacturing cost reduction activities, lower depreciation and amortization expense reflecting the impact of the 2005 asset impairments, and lower OPEB expenses increased gross margin by $97 million. This performance was partially offset by net customer price reductions and increases in raw material costs (principally aluminum) of $89 million. Unfavorable currency reduced gross margin by $6 million.
Gross margin for Electronics was $364 million in 2006, compared with $316 million in 2005, representing an increase of $48 million or 15%. Lower vehicle production volumes and unfavorable product mix reduced gross margin by $92 million, primarily attributable to lower volumes in North America. Material and manufacturing cost reduction activities, lower depreciation and amortization expense reflecting the impact of the 2005 asset impairments, and lower OPEB expenses increased gross margin by $181 million. This performance was partially offset by net customer price reductions and increases in raw material costs of $31 million. Unfavorable currency reduced gross margin by $10 million.
Gross margin for Interiors was $60 million in 2006, compared with $29 million in 2005, representing an increase of $31 million or 107%. Lower vehicle production volume and unfavorable product mix reduced gross margin by $24 million, primarily attributable to lower PSA production in Europe. Material and manufacturing cost reduction activities, lower depreciation and amortization expense reflecting the impact of the 2005 asset impairments, and lower OPEB expenses increased gross margin by $55 million. Additionally, favorable customer agreements, raw material cost recoveries, and product design actions more than offset customer price reductions and raw material cost increases, increasing gross margin by $2 million. Unfavorable currency reduced gross margin by $2 million.
Gross margin for Other was $63 million in 2006, compared with $55 million in 2005, representing an increase of $8 million or 15%. Vehicle production volumes and product mix was unfavorable by $12 million. Material and manufacturing cost reduction activities, lower depreciation and amortization expense reflecting the impact of the 2005 asset impairments, and lower OPEB expenses increased gross margin by $24 million, despite unfavorable operating performance at certain Western Europe manufacturing facilities engaged in ongoing restructuring initiatives. This performance was partially offset by net customer price reductions and increases in raw material costs of $5 million. Favorable currency increased gross margin $1 million.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $716 million in 2006, compared with $946 million in 2005, representing a decrease of $230 million or 24%. Under the terms of various agreements between the Company and ACH, expenses previously classified as selling, general and administrative expenses incurred to support the business of ACH are now classified as “Cost of sales” in the consolidated statements of operations, comprising $175 million of the decrease. Bad debt expense improved year over year primarily reflecting the non-recurrence of a charge of approximately $41 million related to the bankruptcy of a customer in the second quarter of 2005. Furthermore, selling, general and administrative expenses decreased by $39 million reflecting lower OPEB and pension expenses, net cost efficiencies, and favorable currency. Increases to selling, general and administrative expenses during the year included fees associated with the implementation of the Company’s European securitization facility of $10 million and increased expenses related to the Company’s stock-based incentive compensation plans of $15 million.
Interest
Net interest expense increased by $27 million from $132 million in 2005 to $159 million in 2006. The increase resulted from higher average interest rates of $31 million on outstanding debt and a write-off of unamortized deferred charges of $7 million, partially offset partially by higher global investment rates of $11 million. In addition, the Company recognized a gain on early extinguishment of approximately $8 million related to the repurchase of $150 million of its 8.25% bonds due in 2010.

2005 Compared with 2004

	Sales			Gross Margin
	2005	2004	Change	2005	2004	Change
	(Dollars in Millions)
Climate	$2,931	$2,953	$(22)	$175	$369	$(194)
Electronics	3,615	3,796	(181)	316	463	(147)
Interiors	3,161	1,985	1,176	29	(20)	49
Other	2,022	1,943	79	55	49	6
Eliminations	(1,002)	(1,002)	—	—	—	—

Total products	10,727	9,675	1,052	575	861	(286)
Services	164	—	164	1	—	1

Total segments	10,891	9,675	1,216	576	861	(285)
Reconciling Items
ACH	6,085	8,982	(2,897)	(42)	27	(69)
Corporate	—	—	—	—	—	—

Total consolidated	$16,976	$18,657	$(1,681)	$534	$888	$(354)

Sales
The Company’s consolidated net sales decreased by approximately $1.7 billion or 9% during the year ended December 31, 2005 when compared to 2004. The ACH Transactions resulted in a decrease in product sales of $2.9 billion, which was partially offset by services revenues of $164 million. Excluding the ACH Transactions and revenue from services provided to ACH, product sales increased by $1.1 billion. Sales increased reflecting the launch of new factories in Illinois, Tennessee, Alabama, Germany and Spain. These factories are just-in-time assembly facilities where third party supplier content is integrated into the Company’s products and shipped to its customers. The sales increase also reflects favorable currency partially offset by lower sales in North America reflecting decreased Ford North America vehicle production volume and unfavorable product mix.
Net sales for Climate were $2.9 billion in 2005, essentially flat to 2004. Continued growth in the Company’s Asia Pacific consolidated subsidiaries increased net sales by $268 million. This growth was primarily driven by new business, partially offset by customer price reductions. Net sales in North America decreased $202 million reflecting lower Ford North America vehicle production volume, unfavorable product mix, and customer price reductions partially offset by the launch of a new factory in Alabama.
Net sales for Electronics were $3.6 billion in 2005, compared with $3.8 billion in 2004, representing a decrease of $181 million or 5%. Net sales in North America were $260 million lower reflecting lower Ford North America vehicle production volume, unfavorable product mix and customer price reductions. Sales were slightly higher year over year in Europe offset by lower sales in Asia Pacific.
Net sales for Interiors were $3.2 billion in 2005, compared with $2.0 billion in 2004, representing an increase of $1.2 billion or 59%. Sales increased $871 million in North America primarily reflecting the launch of new factories in Illinois and Tennessee. Sales increased $228 million in Europe primarily reflecting the launch of a new factory in Spain. These factories are just-in-time assembly facilities where third party supplier content is integrated into the Company’s products and shipped to its customers.
Net sales for Other were $2.0 billion in 2005, compared with $1.9 billion in 2004, representing an increase of $79 million or 4%. Aftermarket sales in North America increased $54 million reflecting new business, and North America sales increased $34 million. Sales in Europe increased $12 million including the launch of new factories in Germany.
Services related to information technology, engineering, administrative and other business support services provided by the Company to ACH, pursuant to agreements associated with the October 1, 2005 ACH Transactions, were $164 million in 2005, representing the full-year impact of the arrangement.

Gross Margin
The Company’s gross margin was $534 million in 2005, compared with $888 million in 2004, representing a decrease of $354 million or 40%. Gross margin at the ACH facilities decreased $69 million. The remainder of the decrease in gross margin is primarily explained by lower Ford North American vehicle production volume and unfavorable product mix. Cost reduction activities, net of raw material and employee wage and benefit cost increases, were partially offset by customer price reductions.
Gross margin for Climate was $175 million in 2005, compared with $369 million in 2004, representing a decrease of $194 million or 53%. In North America, lower Ford North American vehicle production volumes, unfavorable product mix and lost business decreased gross margin by $199 million. This decrease was partially offset by increased gross margin in Asia Pacific attributable to new business.
Gross margin for Electronics was $316 million in 2005, compared with $463 million in 2004, representing a decrease of $147 million or 32%. In North America, lower Ford North American production volume, unfavorable product mix and lost business decreased gross margin by $122 million.
Gross margin for Interiors was $29 million in 2005, compared with a loss of $20 million in 2004, representing an increase of $49 million. The increase primarily reflected the launch of new factories in Illinois, Tennessee, and Spain. These factories are just-in-time assembly facilities where third party supplier content is integrated into the Company’s products and shipped to its customers.
Gross margin for Other was $55 million in 2005, compared with $49 million in 2004, representing an increase of $6 million or 12%. Gross margin increased in North America and the North American Aftermarket business, partially offset by a decrease in the European Aftermarket .
Selling, General and Administrative Expenses
Selling, general and administrative expenses for 2005 were $946 million, compared with $980 million in 2004, representing a decrease of $34 million or 3%. Under the terms of various agreements between the Company and ACH, expenses previously classified as selling, general and administrative expenses incurred to support the business of ACH are now classified as “Cost of sales” in the consolidated statements of operations. The decrease in selling, general, and administrative expenses reflects approximately $50 million of expenses incurred in support of ACH included in costs of sales in the fourth quarter of 2005. Further, net cost reduction activities of approximately $20 million were offset by approximately $30 million in bad debt expense related to the bankruptcy of a customer in the second quarter of 2005 and unfavorable currency of $10 million.
Interest
Net interest expense increased by $47 million from $85 million in 2004 to $132 million in 2005. The increase resulted from higher market interest rates on outstanding debt in 2005 as compared to 2004. Additionally, the Company recorded a loss on debt extinguishment of $11 million during 2004.
Restructuring Activities
The Company has undertaken various restructuring activities to achieve its strategic objectives, including the reduction of operating and overhead costs. Restructuring activities include, but are not limited to, plant closures, production relocation, administrative realignment and consolidation of available capacity and resources. Management expects to finance restructuring programs through cash reimbursement from an escrow account established pursuant to the ACH Transactions, from cash generated from its ongoing operations, or through cash available under its existing debt agreements, subject to the terms of applicable covenants. Management does not expect that the execution of these programs will have a significant adverse impact on its liquidity position.
Escrow Agreement
Pursuant to the October 1, 2005 Escrow Agreement between the Company, Ford and Deutsche Bank Trust Company Americas, Ford paid $400 million into an escrow account for use by the Company to restructure its businesses. The Escrow Agreement provides that the Company will be reimbursed from the escrow account for the first $250 million of reimbursable restructuring costs, as defined in the Escrow Agreement, and up to one half of the next $300 million of such costs. The Company recorded total reimbursements from the escrow account of $106 million and $51 million during the years ended December 31, 2006 and 2005, respectively. Amounts receivable from the escrow account were $55 million and $27 million as of December 31, 2006 and 2005, respectively and are included in the Company’s consolidated balance sheets under the caption “Other current assets”.
Restructuring Reserves
The following is a summary of the Company’s consolidated restructuring reserves and related activity for the years ended December 31, 2006, 2005 and 2004, respectively. Substantially all of the Company’s restructuring expenses are related to severance and other employee termination costs.

	Interiors	Climate	Electronics	Other	Total
			(Dollars in Millions)
December 31, 2003	$—	$1	$—	$188	$189
Expenses	11	—	—	89	100
Adjustments	—	—	—	(18)	(18)
Utilization	(8)	—	—	(142)	(150)
Foreign currency translation	—	—	—	1	1

December 31, 2004	3	1	—	118	122
Expenses	—	—	5	23	28
Adjustments	—	—	—	(2)	(2)
Liability transferred to ACH	—	—	—	(61)	(61)
Utilization	(3)	(1)	(1)	(68)	(73)
Foreign currency translation	—	—	—	—	—

December 31, 2005	—	—	4	10	14
Expenses	24	31	16	24	95
Adjustments	—	—	—	—	—
Utilization	(6)	(10)	(18)	(22)	(56)
Foreign currency translation	—	—	—	—	—

December 31, 2006	$18	$21	$2	$12	$53

Restructuring reserve balances of $53 million and $14 million at December 31, 2006 and 2005, respectively, are classified in “Other current liabilities” on the consolidated balance sheets. The Company currently anticipates that the activities associated with the restructuring reserve balance as of December 31, 2006 will be substantially completed by the end of 2007.
Utilization includes $49 million, $66 million and $129 million of payments for severance and other employee termination benefits for the years ended December 31, 2006, 2005 and 2004, respectively. Utilization also includes $7 million, $7 million and $21 million in 2006, 2005 and 2004, respectively, of special termination benefits reclassified to pension and other postretirement employee benefit liabilities, where such payments are made from the Company’s benefit plans.
Estimates of restructuring charges are based on information available at the time such charges are recorded. In general, management anticipates that restructuring activities will be completed within a timeframe such that significant changes to the plan are not likely. Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. The Company adjusted approximately $2 million and $18 million of previously recorded reserves in 2005 and 2004, respectively, to reflect amounts expected to be paid in the future related to such programs.
2006 Restructuring Actions
On January 11, 2006, the Company announced a multi-year improvement plan that involves certain underperforming and non-strategic plants and businesses and is designed to improve operating performance and achieve cost reductions. The Company currently estimates that the total cash cost associated with this multi-year improvement plan will be approximately $430 million. The Company continues to achieve targeted cost reductions associated with the multi-year improvement plan at a lower cost than expected due to higher levels of employee attrition and lower per employee severance cost resulting from changes to certain employee benefit plans. The Company anticipates that approximately $340 million of cash costs incurred under the multi-year improvement plan will be reimbursed from the escrow account pursuant to the terms of the Escrow Agreement. While the Company anticipates full utilization of funds available under the Escrow Agreement, any amounts remaining in the escrow account after December 31, 2012 will be disbursed to the Company pursuant to the terms of the Escrow Agreement.

It is possible that actual cash restructuring costs could vary significantly from the Company’s current estimates resulting in unexpected costs in future periods. Generally, charges are recorded as elements of the plan are finalized and the timing of activities and the amount of related costs are not likely to change.
During 2006 the Company incurred restructuring expenses of approximately $95 million under the multi-year improvement plan, including the following significant actions:
•	Approximately $20 million in employee severance and termination benefit costs related to the 2007 closure of a North American Climate manufacturing facility. These costs are associated with approximately 170 salaried and 750 hourly employees.

•	Approximately $19 million in employee severance and termination benefit costs related to an announced plan to reduce the Company’s salaried workforce in higher cost countries. These costs are associated with approximately 800 salaried positions.

•	Approximately $9 million in employee severance and termination benefit costs related to certain hourly employee headcount reductions attributable to approximately 600 employees at Climate facilities in North America and 70 employees at certain European manufacturing facilities.

•	Approximately $7 million related to the announced closure of a European Interiors manufacturing facility. Costs include employee severance and termination benefits for approximately 150 hourly and salaried employees and certain non-employee related costs associated with closing the facility.

•	Approximately $7 million of employee severance and termination benefit costs related to a workforce reduction effort at a European Interiors manufacturing facility. These costs relate to approximately 110 hourly employees.

•	Approximately $6 million related to workforce reduction activities in Electronics manufacturing facilities in Mexico and Portugal. These costs include employee severance and termination benefits for approximately 500 hourly and 50 salaried employees.

•	Approximately $6 million related to a restructuring initiative at a North American Electronics manufacturing facility. These costs include severance and termination benefit costs for approximately 1,000 employees.

•	Approximately $5 million related to the announced closure of a North American Interiors manufacturing facility, including employee severance and termination benefit costs for 265 hourly employees, 26 salaried employees and a lease termination penalty.

•	Approximately $3 million related to the closure of a North American Climate manufacturing facility, including severance and termination benefit costs for approximately 350 hourly and salaried employees.
The Company has incurred $113 million in cumulative restructuring costs related to the multi-year improvement plan including $37 million, $31 million, $24 million and $21 million for the Other, Climate, Interiors and Electronics product groups respectively. Substantially all restructuring expenses recorded to date relate to employee severance and termination benefit costs and are classified as “Restructuring expenses” on the consolidated statements of operations. As of December 31, 2006, the restructuring reserve balance of $53 million is entirely attributable to the multi-year improvement plan. The Company anticipates that the multi-year improvement plan will generate up to approximately $400 million of per annum savings when completed.
2005 Restructuring Actions
During 2005, significant restructuring activities included the following actions:
•	$14 million of employee severance and termination benefit costs associated with programs offered at various Mexican and European facilities affecting approximately 700 salaried and hourly positions. Remaining reserves of approximately $8 million related to these programs were recorded in “Other current liabilities” as of December 31, 2005.

•	$7 million related to the continuation of a voluntary termination incentive program offered during the fourth quarter of 2004 to eligible U.S. salaried employees. Terms of the program required the effective termination date to be no later than March 31, 2005, unless otherwise mutually agreed. Through March 31, 2005, 409 employees voluntarily elected to participate in this program, including 35 employees during the first quarter of 2005. As of December 31, 2005, substantially all of the employees had terminated their employment.

•	$6 million for employee severance and termination benefit costs associated with the closure of certain North American facilities located in the U.S., Mexico and Puerto Rico related to approximately 100 salaried employees and 400 hourly employees. Remaining reserves of approximately $6 million related to this program were recorded in “Other current liabilities” as of December 31, 2005.

•	Previously recorded restructuring reserves of $61 million were adjusted as the Company was relieved, pursuant to the ACH Transactions, from fulfilling the remaining obligations to Ford for the transfer of seat production from the Company’s Chesterfield, Michigan operation to another supplier.

2004 Restructuring Actions
During 2004, significant restructuring activities included the following actions:
•	Employee severance and termination benefit costs of $51 million related to a voluntary termination incentive program offered to eligible U.S. salaried employees. Terms of the program required the effective termination date to be no later than March 31, 2005, unless otherwise mutually agreed. As of December 31, 2004, 374 employees voluntarily elected to participate in this program. Reserves related to this activity of approximately $34 million were outstanding as of December 31, 2004.

•	European plan for growth charges are comprised of $13 million of employee severance and termination benefit costs for the separation of approximately 50 hourly employees located at the Company’s plants in Europe through the continuation of a voluntary retirement and separation program. Reserves related to this activity of approximately $6 million were outstanding as of December 31, 2004.

•	The Company offered an early retirement incentive to eligible Visteon-assigned Ford-UAW employees to voluntarily retire or to return to a Ford facility. Approximately 500 employees elected to retire early at a cost of $18 million and approximately 210 employees agreed to return to a Ford facility at a cost of $7 million. As of December 31, 2004, substantially all of the employees had terminated their employment.

•	$11 million of employee severance and termination benefit costs related to the involuntary separation of approximately 200 employees as a result of the closure of the Company’s La Verpilliere, France, manufacturing facility. This program was substantially completed as of December 31, 2004.

•	Adjustment of previously recorded liabilities totaling $15 million related to the Chesterfield, MI agreement reached with Ford during 2003. A determination of the net costs that the Company was responsible to reimburse Ford under this agreement was completed pursuant to a final actuarial valuation received in the fourth quarter of 2004. The final actuarially determined obligation resulted in a $15 million reduction in previously established accruals.
Additional restructuring reserves of approximately $70 million were outstanding as of December 31, 2004 related to employee severance and termination benefit costs pursuant to an agreement with Ford to transfer seat production located in Chesterfield, Michigan to another supplier.
Impairment of Long-Lived Assets
The Company recorded asset impairment losses of $22 million, $1,511 million and $314 million for the years ended December 31, 2006, 2005 and 2004, respectively, to adjust certain long-lived assets to their estimated fair values.
2006 Impairment Charges
The Company recorded asset impairments of $22 million during the three-months ended June 30, 2006. In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets” and in connection with restructuring activities undertaken at a European Interiors facility, the Company recorded an asset impairment of $10 million to reduce the net book value of certain long-lived assets to their estimated fair value. Additionally, in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” the Company determined that an “other than temporary” decline in the fair market value of an investment in a joint venture in Mexico occurred. Consequently, the Company reduced the carrying value of its investment by approximately $12 million to its estimated fair market value at June 30, 2006.
2005 Impairment Charges
During the fourth quarter of 2005 and following the closing of the ACH Transactions on October 1, 2005, the Company recorded an impairment charge of $335 million to reduce the net book value of certain long-lived assets considered to be “held for use” to their estimated fair value. The impairment assessment was performed pursuant to impairment indicators, including lower than anticipated current and near term future production volumes and the related impact on the Company’s current and projected operating results and cash flows. Fair values were determined primarily based on prices for similar groups of assets determined by third-party valuation firms and management estimates.
Following the signing of the MOU and at June 30, 2005, the Company classified the manufacturing facilities and associated assets, including inventory, machinery, equipment and tooling to be sold as “held for sale.” The liabilities to be assumed or forgiven by Ford pursuant to the ACH Transactions, including employee liabilities and postretirement employee benefits payable to Ford were classified as “Liabilities associated with assets held for sale”

in the Company’s consolidated balance sheet following the signing of the MOU. Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires long-lived assets that are considered “held for sale” to be measured at the lower of their carrying value or fair value less cost to sell and future depreciation of such assets is ceased. During the second quarter of 2005, the Company recorded an impairment charge of $920 million to write-down those assets considered “held for sale” to their aggregate estimated fair value less cost to sell. Fair values were determined primarily based on prices for similar groups of assets determined by third-party valuation firms and management estimates.
During the second quarter of 2005, the Company recorded an impairment charge of $256 million to reduce the net book value of certain long-lived assets considered to be “held for use” to their estimated fair value. The impairment assessment was performed pursuant to impairment indicators including lower than anticipated current and near term future vehicle production volumes and the related impact on the Company’s projected operating results and cash flows. Fair values were determined primarily based on prices for similar groups of assets determined by third-party valuation firms and management estimates.
2004 Impairment Charges
During the third quarter of 2004, the Company recorded an impairment charge of $314 million to reduce the net book value of certain long-lived assets to their estimated fair value. This impairment was based on an assessment by product line asset group of the recoverability of the Company’s long-lived assets. The assessment was performed based upon impairment indicators including the impact of lower than anticipated current and near term future Ford North American vehicle production volumes and the related impact on the Company’s projected operating results and cash flows. Fair values were determined primarily based on prices for similar groups of assets determined by a third-party valuation firm and management estimates.
Income Taxes
The Company’s 2006 income tax provision of $25 million reflects income tax expense of $122 million related to certain countries where the Company is profitable, accrued withholding taxes, and the inability to record a tax benefit for pre-tax losses in certain foreign countries and pretax losses in the U.S. to the extent not offset by U.S. pretax other comprehensive income. These income tax expense items were partially offset by income tax benefits of $97 million, including $68 million related to offsetting U.S. pretax operating losses against current year U.S. pretax other comprehensive income primarily attributable to foreign currency translation, $15 million related to a reduction of the Company’s dividend withholding taxes accrued for unremitted earnings of Spain and the Czech Republic as a result of legal entity restructuring, and $14 million related to the restoration of deferred tax assets associated with the Company’s operations in Brazil.
The Company’s 2005 income tax provision of $64 million reflects income tax expense related to those countries where the Company is profitable, accrued withholding taxes, certain non-recurring and other discrete tax items and the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries. Non-recurring and other discrete tax items recorded in 2005 resulted in a net benefit of $31 million, including $28 million for a reduction in income tax reserves corresponding with the conclusion of U.S. Federal income tax audits for 2002, 2003 and certain pre-spin periods, as well as a net benefit of $3 million consisting primarily of benefits related to a change in the estimated benefit associated with tax losses in Canada and the favorable resolution of tax matters in Mexico.
Liquidity
The Company’s cash and liquidity needs are impacted by the level, variability, and timing of its customers’ worldwide vehicle production, which varies based on economic conditions and market shares in major markets. Additionally, the Company’s cash and liquidity needs are impacted by seasonal factors, including OEM shutdown periods and new model year production launches. These seasonal factors generally require the use of liquidity resources during the first and third quarters. The Company expects to fund its working capital needs and capital expenditure requirements with cash flows from operations. To the extent that the Company’s liquidity needs exceed cash from operations, the Company would look to its cash balances and availability for borrowings to satisfy those needs, as well as the need to raise additional capital.
Moody’s current corporate rating of the Company is B3, and the SGL rating is 3. The rating on senior unsecured debt is Caa2 with a stable outlook. The current corporate rating of the Company by S&P is B and the short term liquidity rating is B-3, with a negative outlook on the rating. Fitch’s current rating on the Company’s senior secured debt is B with a negative outlook.

Any further downgrade in the Company’s credit ratings could reduce its access to capital, increase the costs of future borrowings, and increase the possibility of more restrictive terms and conditions contained in any new or replacement financing arrangements or commercial agreements or payment terms with suppliers.
Cash and Equivalents
As of December 31, 2006 and 2005, consolidated cash and equivalent balances totaled $1.1 billion and $865 million, respectively. However, as a result of the ACH Transactions, the Company’s operating profitability is becoming more concentrated in its foreign subsidiaries and in its joint ventures. As of December 31, 2006 approximately 59% of the Company’s cash balance is located in jurisdictions outside of the U.S. The Company’s ability to efficiently access cash balances in foreign jurisdictions is subject to local regulatory and statutory requirements.
Asset Securitization
Effective August 14, 2006, the Company entered into a European accounts receivable securitization facility (“European Securitization”) that extends until August 2011 and provides up to $325 million in funding from the sale of certain customer trade account receivables originating from Company subsidiaries located in Germany, Portugal, Spain, France and the U.K. (“Sellers”). Under the European Securitization, receivables originated by the Sellers and certain of their subsidiaries are transferred to Visteon Financial Centre P.L.C. (the “Transferor”). The Transferor is a bankruptcy-remote qualifying special purpose entity. Receivables transferred from the Sellers are funded through cash obtained from the issuance of variable loan notes to third-party lenders and through subordinated loans obtained from a wholly-owned subsidiary of the Company, representing the Company’s retained interests in the receivables transferred.
Availability of funding under the European Securitization depends primarily upon the amount of trade account receivables, reduced by outstanding borrowings under the facility and other characteristics of those receivables that affect their eligibility (such as bankruptcy or the grade of the obligor, delinquency and excessive concentration). As of December 31, 2006, approximately $207 million of the Company’s transferred receivables were considered eligible for borrowing under this facility, of which $76 million was outstanding and $131 million was available for funding.
Revolving Credit
The Company’s Revolving Credit Agreement allows for available borrowings of up to $350 million. The amount of availability at any time is dependent upon various factors, including outstanding letters of credit, the amount of eligible receivables, inventory and property and equipment. Borrowings under the Revolving Credit Agreement bear interest based on a variable rate interest option selected at the time of borrowing. At December 31, 2006, the Company had $105 million of obligations under letters of credit that reduced availability under the Revolving Credit Agreement. There were no borrowings outstanding as of December 31, 2006 under this agreement. The Revolving Credit Agreement expires on August 14, 2011.
Obligations under the Revolving Credit Agreement are collateralized by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including real property, accounts receivable, inventory, equipment and other tangible and intangible property, including the capital stock of nearly all direct and indirect domestic subsidiaries (other than those domestic subsidiaries the sole assets of which are capital stock of foreign subsidiaries), as well as a second-priority lien on substantially all other material tangible and intangible assets of the Company and most of its domestic subsidiaries which collateralize the Company’s seven-year term loan agreement. The terms of the Revolving Credit Agreement limit the obligations collateralized by certain U.S. assets to ensure compliance with the Company’s bond indenture. As of December 31, 2006, the Company had approximately $270 million of available borrowings under the Revolving Credit Agreement and other facilities.
Cash Flows
Operating Activities — Cash provided from operating activities during 2006 totaled $281 million, compared with $417 million for the same period in 2005. The decrease is largely attributable to the non-recurrence of the acceleration of Ford North American receivable terms during 2005 from 33 days to 22 days, lower postretirement benefit liabilities other than pensions primarily due to the ACH Transactions, lower capital spending related payables, and settlement of outstanding balances with ACH plants in 2006, partially offset by the non-recurrence of the net cash outflow associated with the run-off of retained receivables and payables of the business that transferred as part of the ACH Transactions, and a lower net loss, as adjusted for non-cash items.

Investing Activities — Cash used in investing activities was $337 million during 2006, compared with $231 million for 2005. The change in cash used in investing activities primarily resulted from the non-recurrence of the 2005 Ford purchase of $299 million of inventory from the Company pursuant to the ACH Transactions, partially offset by a reduction in capital expenditures. The Company’s capital expenditures, excluding capital leases, in 2006 totaled $373 million, compared with $585 million in 2005, reflecting the impact of the ACH Transactions and the Company’s continued focus on capital spending management. Proceeds from asset disposals were $42 million in 2006. The Company’s credit agreements limit the amount of capital expenditures the Company may make.
Financing Activities — Cash provided from financing activities totaled $214 million in 2006, compared with $51 million used by financing activities in 2005. Cash provided from financing activities in 2006 primarily resulted from the borrowing on the $1 billion seven-year term loan due June 13, 2013 and $350 million on an 18-month term loan in January 2006. Financing cash uses included repayment of $347 million on the short-term revolving credit facility, repayment and termination of the $241 million five-year term loan due June 25, 2007, repurchase of $150 million of outstanding 8.25% interest bearing notes due August 1, 2010, and repayment and termination its $350 million 18-month term loan issued in January 2006. Cash used in financing activities in 2005 reflects the retirement of the remaining $250 million of 7.95% notes due on August 1, 2005, termination of the General Electric Capital Corporation (“GECC”) program, and reductions in other consolidated subsidiary debt, partially offset by draws of $347 million under the short-term revolving credit facility. The Company’s credit agreements limit the amount of cash payments for dividends the Company may make.
Other Debt and Capital Structure
Other Debt
Additional information related to the Company’s other debt and related agreements is set forth in Note 13 “Debt” to the consolidated financial statements which are included in Item 8 of this Annual Report on Form 10-K.
Covenants and Restrictions
Subject to limited exceptions, each of the Company’s direct and indirect, existing and future, domestic subsidiaries acts as guarantor under its term loan credit agreement. The obligations under the credit agreement are secured by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including intellectual property, intercompany debt, the capital stock of nearly all direct and indirect domestic subsidiaries, and 65% of the stock of certain first tier foreign subsidiaries, as well as a second-priority lien on substantially all other material tangible and intangible assets of the Company and most of its domestic subsidiaries.
The obligations under the ABL credit agreement are secured by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including real property, accounts receivable, inventory, equipment and other tangible and intangible property, including the capital stock of nearly all direct and indirect domestic subsidiaries (other than those domestic subsidiaries the sole assets of which are capital stock of foreign subsidiaries), as well as a second-priority lien on substantially all other material tangible and intangible assets of the Company and most of its domestic subsidiaries which secure the Company’s term loan credit agreement.
The terms relating to both credit agreements specifically limit the obligations to be secured by a security interest in certain U.S. manufacturing properties and intercompany indebtedness and capital stock of U.S. manufacturing subsidiaries in order to ensure that, at the time of any borrowing under the Credit Agreement and other credit lines, the amount of the applicable borrowing which is secured by such assets (together with other borrowings which are secured by such assets and obligations in respect of certain sale-leaseback transactions) do not exceed 15% of Consolidated Net Tangible Assets (as defined in the indenture applicable to the Company’s outstanding bonds and debentures).
The credit agreements contain, among other things, mandatory prepayment provisions for certain asset sales, recovery events, equity issuances and debt incurrence, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain restrictions on the incurrence of additional indebtedness, liens, acquisitions and other investments, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other repurchases in respect of capital stock, voluntary prepayments of certain other indebtedness, capital expenditures, transactions with affiliates, changes in fiscal periods, hedging arrangements, lines of business, negative pledge clauses, subsidiary distributions and the activities of certain holding company subsidiaries, subject to certain exceptions.

Under certain conditions amounts outstanding under the credit agreements may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic acceleration of the indebtedness under the credit agreements. Subject to notice and cure periods in certain cases, other events of default under the credit agreements will result in acceleration of indebtedness under the credit agreements at the option of the lenders. Such other events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt, entry of material judgments not covered by insurance, or a change of control of the Company.
At December 31, 2006, the Company was in compliance with applicable covenants and restrictions, as amended, although there can be no assurance that the Company will remain in compliance with such covenants in the future. The ability of the Company’s subsidiaries to transfer assets is subject to various restrictions, including regulatory, governmental and contractual restraints.
Off-Balance Sheet Arrangements
Guarantees
The Company has guaranteed approximately $77 million of debt capacity held by subsidiaries, and $97 million for lifetime lease payments held by consolidated subsidiaries. In addition, the Company has guaranteed Tier 2 suppliers’ debt and lease obligations and other third-party service providers’ obligations of up to $17 million at December 31, 2006 to ensure the continued supply of essential parts.
Asset Securitization and Factoring Programs
Transfers under the European Securitization, for which the Company receives consideration other than a beneficial interest, are accounted for as “true sales” under the provisions of Statement of Financial Accounting Standards No. 140 (“SFAS 140”), “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and are removed from the balance sheet. The Company recorded true sales of approximately $76 million at a loss of approximately $2 million during the year ended December 31, 2006. Transfers under the European Securitization, for which the Company receives a beneficial interest are not removed from the balance sheet and total $482 million as of December 31, 2006. The carrying value of the Company’s retained interest in the receivables transferred approximates fair value due to the current nature of the maturities. Additionally, the Company’s retained interest in the receivables transferred is subordinated to the interests of the third-party lenders.
The table below provides a reconciliation of changes in interests in account receivables transferred for the period.

December 31, 2006
(Dollars in Millions)
Beginning balance	$—
Receivables transferred	1,389
Proceeds from new securitizations	(76)
Proceeds from collections reinvested in securitization	(101)
Cash flows received on interests retained	(730)
Ending balance	$482

The Sellers act as servicing agents and continue to service the transferred receivables for which they receive a monthly servicing fee based on the aggregate amount of the outstanding purchased receivables. The Company is required to pay a monthly fee to the lenders based on the unused portion of the European Securitization.
United States Securitization
In December 2005, the Company terminated its revolving accounts receivable securitization facility in the United States (“facility agreement”). Formerly, under this facility agreement, the Company could sell a portion of its U.S. account receivables from customers other than Ford to Visteon Receivables, LLC (“VRL”), a wholly-owned consolidated special purpose entity. VRL may then have sold, on a non-recourse basis (subject to certain limited exceptions), an undivided interest in the receivables to an asset-backed, multi-seller commercial paper conduit, which is unrelated to the Company or VRL. The conduit typically financed the purchases through the issuance of commercial paper, with back-up purchase commitments from the conduit’s financial institution. The sale of the undivided interest in the receivables from VRL to the conduit was accounted for as a sale under the provisions of

SFAS 140. When VRL sold an undivided interest to the conduit, VRL retained the remaining undivided interest. The carrying value of the remaining undivided interests approximated the fair market value of these receivables. The value of the undivided interest sold to the conduit was excluded from the Company’s consolidated balance sheets and reduced the accounts receivable balances. The Company performed the collection and administrative functions related to the accounts receivable.
At the time VRL sold the undivided interest to the conduit, the sale was recorded at fair market value with the difference between the carrying amount and fair value of the assets sold included in operating income as a loss on sale. This difference between carrying value and fair value was principally the estimated discount inherent in the facility agreement, which reflected the borrowing costs as well as fees and expenses of the conduit, and the length of time the receivables were expected to be outstanding. Gross proceeds from new securitizations were $237 million and $235 million during the years ended December 31, 2005 and December 31, 2004, respectively. Collections and repayments to the conduit were $292 million and $180 million during the years ended December 31, 2005 and December 31, 2004, respectively. This resulted in net payments and net proceeds of $55 million for each of the years ended December 31, 2005 and December 31, 2004. Losses on the sale of these receivables was approximately $1 million for each of the years ended December 31, 2005 and 2004 and are included under the caption “Selling, general and administrative expenses” in the Company’s consolidated statements of operations.
Other
During 2006 and 2005, the Company sold account receivables without recourse under a European sale of receivables agreement. As of December 31, 2006 and 2005, the Company had sold approximately 62 million Euro ($81 million) and 99 million Euro ($117 million), respectively. This European sale of receivables agreement was terminated in December 2006. Losses on these receivable sales were approximately $3 million and $2 million for the years ended December 31, 2006 and 2005, respectively.
As of December 31, 2005, the Company had sold 830 million Japanese Yen ($7 million) of account receivables, without recourse, under a Japanese sale of receivables agreement initiated in the first quarter of 2005. This Japanese sale of receivables agreement was terminated in January 2006.
Contractual Obligations
The following table summarizes the Company’s contractual obligations existing as of December 31, 2006:

	Total	2007	2008-2009	2010-2011	2012 & After
Debt, including capital leases	$2,228	$100	$64	$572	$1,492
Purchase obligations(a)	976	228	339	305	104
Interest payments on long-term debt(b)	1,145	173	331	279	362
Capital expenditures	223	196	27	—	—
Operating leases	180	52	74	41	13
Postretirement funding commitments(c)	127	4	15	19	89

Total contractual obligations	$4,879	$753	$850	$1,216	$2,060

(a)	Purchase obligations include amounts related to a 10 year Master Service Agreement (“MSA”) with IBM in January 2003. Pursuant to this agreement, the Company outsourced most of its information technology needs on a global basis. During 2006, the Company and IBM modified this agreement, resulting in certain changes to the service delivery model and related service charges. Accordingly, the Company estimates that service charges under the modified MSA are expected to aggregate approximately $800 million during the remaining term of the MSA, subject to decreases and increases based on the Company’s actual consumption of services to meet its then current business needs. The outsourcing agreement may be terminated also for the Company’s business convenience under the agreement for a scheduled termination fee.

(b)	Payments include the impact of interest rate swaps, and do not assume the replenishment of retired debt.

(c)	Postretirement funding commitments include the estimated liability to Ford for postretirement employee health care and life insurance benefits of certain salaried employees as discussed in Note 14 to the consolidated financial statements, which is incorporated by reference herein.
Additionally, the Company has guaranteed approximately $77 million of debt capacity held by subsidiaries and $97 million for lifetime lease payments held by consolidated subsidiaries. At December 31, 2006, the Company has also guaranteed certain Tier 2 suppliers’ debt and lease obligations and other third-party service providers’ obligations of up to $17 million, at December 31, 2006, to ensure the continued supply of essential parts.
Recent Accounting Pronouncements
See Note 2 to the accompanying consolidated financial statements under Item 8 of this Annual Report on Form 10-K for a discussion of recent accounting pronouncements.
FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated in this Annual Report on Form 10-K which are not statements of historical fact constitute “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate”, “expect”, “intend”, “plan”, “believe”, “seek”, “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed in Item 1A under the heading “Risk Factors” and elsewhere in this report. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent the Company’s estimates and assumptions only as of the date of this report. The Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made and qualifies all of its forward-looking statements by these cautionary statements.
You should understand that various factors, in addition to those discussed elsewhere in this document, could affect the Company’s future results and could cause results to differ materially from those expressed in such forward-looking statements, including:
•	Visteon’s ability to satisfy its future capital and liquidity requirements; Visteon’s ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to Visteon, which is influenced by Visteon’s credit ratings (which have declined in the past and could decline further in the future); Visteon’s ability to comply with covenants applicable to it; and the continuation of acceptable supplier payment terms.
•	Visteon’s ability to satisfy its pension and other postemployment benefit obligations, and to retire outstanding debt and satisfy other contractual commitments, all at the levels and times planned by management.
•	Visteon’s ability to access funds generated by its foreign subsidiaries and joint ventures on a timely and cost effective basis.
•	Changes in the operations (including products, product planning and part sourcing), financial condition, results of operations or market share of Visteon’s customers, particularly its largest customer, Ford.
•	Changes in vehicle production volume of Visteon’s customers in the markets where we operate, and in particular changes in Ford’s North American and European vehicle production volumes and platform mix.
•	Visteon’s ability to profitably win new business from customers other than Ford and to maintain current business with, and win future business from, Ford, and, Visteon’s ability to realize expected sales and profits from new business.
•	Increases in commodity costs or disruptions in the supply of commodities, including steel, resins, aluminum, copper, fuel and natural gas.
•	Visteon’s ability to generate cost savings to offset or exceed agreed upon price reductions or price reductions to win additional business and, in general, improve its operating performance; to achieve the benefits of its restructuring actions; and to recover engineering and tooling costs.
•	Visteon’s ability to compete favorably with automotive parts suppliers with lower cost structures and greater ability to rationalize operations; and to exit non-performing businesses on satisfactory terms, particularly due to limited flexibility under existing labor agreements.

•	Restrictions in labor contracts with unions that restrict Visteon’s ability to close plants, divest unprofitable, noncompetitive businesses, change local work rules and practices at a number of facilities and implement cost-saving measures.
•	The costs and timing of facility closures or dispositions, business or product realignments, or similar restructuring actions, including potential impairment or other charges related to the implementation of these actions or other adverse industry conditions and contingent liabilities.
•	Significant changes in the competitive environment in the major markets where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.
•	Legal and administrative proceedings, investigations and claims, including shareholder class actions, SEC inquiries, product liability, warranty, environmental and safety claims, and any recalls of products manufactured or sold by Visteon.
•	Changes in economic conditions, currency exchange rates, changes in foreign laws, regulations or trade policies or political stability in foreign countries where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.
•	Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where Visteon purchases materials, components or supplies to manufacture its products or where its products are manufactured, distributed or sold.
•	Changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of Visteon’s products or assets.
•	Possible terrorist attacks or acts of war, which could exacerbate other risks such as slowed vehicle production, interruptions in the transportation system, or fuel prices and supply.
•	The cyclical and seasonal nature of the automotive industry.
•	Visteon’s ability to comply with environmental, safety and other regulations applicable to it and any increase in the requirements, responsibilities and associated expenses and expenditures of these regulations.
•	Visteon’s ability to protect its intellectual property rights, and to respond to changes in technology and technological risks and to claims by others that Visteon infringes their intellectual property rights.
•	Visteon’s ability to provide various employee and transition services to Automotive Components Holdings, LLC in accordance with the terms of existing agreements between the parties, as well as Visteon’s ability to recover the costs of such services.
•	Visteon’s ability to quickly and adequately remediate control deficiencies in its internal control over financial reporting.
•	Other factors, risks and uncertainties detailed from time to time in Visteon’s Securities and Exchange Commission filings.